As filed with the Securities and Exchange Commission on January 3, 2020

Registration No. 333-223084

Registration No. 333-210064

Registration No. 333-202472

Registration No. 333-194374

Registration No. 333-188306

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NOS.

333-223084

333-210064

333-202472

333-194374

333-188306

Insys Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	51-0327886 (IRS Employer Identification No.)

410 S. Benson Lane Chandler, Arizona 85224	85224
(Address of Principal Executive Offices)	(Zip Code)

2013 Equity Incentive Plan

2013 Employee Stock Purchase Plan

2006 Equity Incentive Plan

Insys Pharma Inc. Amended and Restated Equity Incentive Plan

(Full title of the plans)

Andrece Housley Chief Financial Officer 410 S. Benson Lane Chandler, Arizona 85224 (480) 500-3127 (Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

Insys Therapeutics, Inc., a Delaware corporation (the “Company”), is filing with the U.S. Securities and Exchange Commission these post-effective amendments to deregister shares of common stock, $0.01 par value per share, of the Company (the “Shares”) previously registered under the following Registration Statements on Form S-8 (the “Registration Statements”):

•

Registration Statement on Form S-8 (No. 333-223084), pertaining to the registration of 5,821,424 Shares issuable under the Registrant’s 2013 Equity Incentive Plan, and the registration of 1,200,000 Shares issuable under the Company’s 2013 Employee Stock Purchase Plan;

•

Registration Statement on Form S-8 (No. 333-210064), pertaining to the registration of 2,876,314 Shares issuable under the Registrant’s 2013 Equity Incentive Plan, and the registration of 600,000 Shares issuable under the Company’s 2013 Employee Stock Purchase Plan;

•

Registration Statement on Form S-8 (No. 333-202472), pertaining to the registration of 1,414,053 Shares issuable under the Registrant’s 2013 Equity Incentive Plan, and the registration of 300,000 Shares issuable under the Company’s 2013 Employee Stock Purchase Plan;

•

Registration Statement on Form S-8 (No. 333-194374), pertaining to the registration of 884,929 Shares issuable under the Registrant’s 2013 Equity Incentive Plan, and the registration of 200,000 Shares issuable under the Company’s 2013 Employee Stock Purchase Plan; and

•

Registration Statement on Form S-8 (No. 333-188306), pertaining to the registration of 1,139,158 Shares issuable under the Registrant’s 2006 Equity Incentive Plan, the registration of 944,537 Shares issuable under the Insys Pharma Inc. Amended and Restated Equity Incentive Plan, pertaining to the registration of 3,623,842 Shares issuable under the Registrant’s 2013 Equity Incentive Plan, and the registration of 175,000 Shares issuable under the Company’s 2013 Employee Stock Purchase Plan.

As previously disclosed, on June 10, 2019, the Company and its subsidiaries filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware.

The Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration by means of this Post-Effective Amendment all of such securities registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chandler, State of Arizona, on January 3, 2020

Insys Therapeutics, Inc.

By: /s/Andrece Housley

Name: Andrece Housley

Title: Chief Financial Officer

Note: No other person is required to sign this post-effective amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.

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